Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust, Inc.

We hereby consent to the incorporation of our reports dated November 2, 2010, with respect to the statement of revenues and certain expenses for the year ended December 31, 2009 of Bell Gardens, Bay Area Portfolio, and Portland Portfolio, appearing in the Form 8-K dated August 25, 2010 (filed November 5, 2010), of Industrial Income Trust Inc., in the registration statement dated December 1, 2010 on the Post-Effective Amendment No. 2 to Form S-11 filed with the Securities and Exchange Commission. We further consent to the reference to our firm under the heading “Experts” in the registration statement.

Denver, Colorado

December 1, 2010